INDEPENDENT AUDITOR'S CONSENT




The Board of Directors:


     We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-8, filed on October 24, 2002, of our report dated June 10, 2002, relating to the financial statements of Rockport Healthcare Group, Inc. appearing in the Form 10-KSB/A (First Amendment) for the year ended March 31, 2002.


/s/ Hein + Associates, LLP

Hein + Associates LLP

Houston,  Texas
October  23,  2002


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